Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Fourth Quarter and Full Year 2014 Results

•	Record revenue of $50.4 million for the fourth quarter, up 29% from a year ago

•	Net income of $1.0 million, EPS $0.06, non-GAAP net income of $4.5 million, and non-GAAP EPS of $0.29

MIDDLETOWN, RI, March 16, 2015 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the fourth quarter ended December 31, 2014 today. The company will hold a conference call to discuss these results at 4:30 p.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.

Recent Business Highlights

•	mini-VSAT Broadbandsm Q4 airtime revenue continues to show good growth, up 16% year-over-year

•	Including the impact of Videotel, strong year-over-year growth in subscription-based service revenue, which represented 47% of total revenue in Q4, up from 43% a year ago

•	Adjusted EBITDA in the fourth quarter of $7.4 million was up from $2.4 million in the comparable quarter last year

“We delivered a strong finish to fiscal 2014 which led to top line performance at the high end of our fourth quarter guidance range,” said Martin Kits van Heyningen, KVH’s chief executive officer. “The investments we’ve made across our business to develop innovative solutions continued to bear fruit during the fourth quarter. With the operational launch of our IP-MobileCast™ content delivery system during the quarter I am pleased with the reception the service has received in the market and the differentiation it gives us going forward. Our market focus of delivering premium content to maritime customers, including airtime, VoIP phone service, entertainment, ECDIS chart updates, real-time weather updates, e-Learning and safety content, has clearly provided differentiating features for our overall service. We also just announced that we have shipped our 5,000th TracPhone® antenna for the mini-VSAT network, reinforcing our leadership position in the maritime market.”

Financial Highlights (in millions, except per share data)

	Quarter Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP Results
Revenue	$50.4	$38.9	$172.6	$162.3
Net income (loss)	$1.0	$(0.4)	$0.0	$4.5
Net income (loss) per share	$0.06	$(0.02)	$0.0	$0.30
Non-GAAP Results
Net income	$4.5	$0.9	$9.5	$9.2
Net income per share	$0.29	$0.06	$0.62	$0.61
Adjusted EBITDA	$7.4	$2.4	$18.2	$17.7

Items reflected in our non-GAAP financial measures have changed from our previous presentation. For more information regarding our non-GAAP financial measures, see the tables at the end of this release.

Fourth Quarter Financial Summary

Revenue was $50.4 million for the fourth quarter, an increase of 29% compared to the fourth quarter of 2013. Fourth quarter product revenues of $25.3 million were 34% higher than the prior year quarter, primarily driven by a 98% year-over-year increase in guidance & stabilization hardware sales. The fourth quarter was particularly strong for TACNAV® shipments. Service revenues in the fourth quarter were $25.2 million, an increase of 25% compared to the fourth quarter of 2013, and includes $5.1 million of revenues from our July 2014 acquisition of Videotel™. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, were up 14% year-over-year. Content and services revenues, which includes our Videotel entertainment and new e-Learning and safety content, were up 44% in the fourth quarter of 2014 compared to the fourth quarter of 2013.

For the fourth quarter, net income on a GAAP basis was $1.0 million, or $0.06 per diluted share, while non-GAAP net income was $4.5 million or $0.29 per diluted share. A discrete tax charge of $0.9 million was recorded during the fourth quarter of 2014 resulting from a change to Rhode Island tax law that impacted our ability to realize certain tax credits recorded in prior periods. As a result of this change in tax law, we expect our effective tax rate in 2015 to be lower than in 2014. During the same period last year, the company reported a GAAP net loss of $0.4 million, or $(0.02) per share, and a non-GAAP net income of $0.9 million, or $0.06 per diluted share.

Adjusted EBITDA was $7.4 million for the fourth quarter of 2014 compared to $2.4 million in the prior year quarter. Included in adjusted EBITDA was $1.5 million and $0.5 million related to the amortization of intangible assets for the three months ended December 31, 2014 and 2013, respectively. The acquisition of Videotel on July 2, 2014 generated the year-over-year increase in intangibles amortization.

Full Year Financial Summary

For the year ended December 31, 2014, revenue was $172.6 million, up 6% compared to $162.3 million for the year ended December 31, 2013. Product revenues of $81.2 million in 2014 were 10% lower than in 2013, which was driven primarily by an 11% decline in guidance & stabilization product revenues year-over-year. Service revenues of $91.4 million in 2014 were 27% higher than in 2013. Airtime service revenues in 2014 increased 21% year-over-year while content and service revenues increased 40%, reflecting the addition of Videotel and a full year contribution from KVH Media Group, offset by a decline in services to support the Saudi Arabian National Guard program which was completed in early 2014.

The company reported GAAP net income of $0.0 million for the year ended December 31, 2014, or $0.0 per diluted share. During that same period, the company reported non-GAAP net income of $9.5 million, or $0.62 per diluted share. In 2013, the company reported GAAP net income of $4.5 million, or $0.30 per diluted share, and non-GAAP net income of $9.2 million, or $0.61 per diluted share. The adjusted EBITDA for 2014 was $18.2 million compared to $17.7 million in 2013, which was due in part to the contribution of the two businesses acquired in 2013 and 2014.

Speaking about the company’s financial performance, Peter Rendall, KVH’s chief financial officer, said, “We were particularly pleased with the financial performance of our services business, which generally attracts higher margins than our product revenues. In the fourth quarter of 2014, our service revenues generated a gross profit margin of 48%, compared to 40% in the comparable period last year. This increase was driven primarily by new content services derived from the Videotel acquisition. The gross profit margin on product revenues in the fourth quarter of 2014 was 42% compared to 39% a year earlier and reflects the impact of higher TACNAV revenues in the fourth quarter of 2014. The net impact of these factors was that the company’s overall gross profit margin for the fourth quarter of 2014 was 45% compared to 40% a year ago.”

First Quarter 2015 and Full Year 2015 Outlook

Overall KVH expects continued growth and improving profitability as we progress throughout the year. Similar to 2014, recently announced defense orders are scheduled to be delivered late in 2015 resulting in a revenue pattern that we currently anticipate will be skewed towards the second half of the year. We expect solid growth in our marine VSAT business and relatively flat defense business. A portion of our revenues and costs are denominated in pounds sterling, and there have recently been significant fluctuations in currency movements relative to the U.S. dollar. Significant changes to currency exchange rates, particularly between the U.S. dollar and the pound sterling, may have a material impact on our earnings. Based on these factors, the Company’s guidance for the first quarter of 2015 and the full year is as follows:

•	Revenue for the full year is projected to be $190 million to $210 million.

•	For the full year, the adjusted EBITDA is projected to be $25.0 million to $27.5 million with GAAP EPS to be in the range of $0.30-$0.40. Non-GAAP EPS for the full year is projected to be in the range of $0.81 to $0.91.

•	Revenue for the first quarter is projected to be in the range of $40 million to $44 million.

•	For the first quarter, adjusted EBITDA is projected to be in the range of $2.5 million to $3.4 million and the GAAP net loss per share for the first quarter is projected to be in the range of $(0.10) to $(0.06). Non-GAAP EPS for the first quarter is projected to be in the range of $0.03 to $0.07.

Other Recent Announcements

•	Announced the shipping of our 5,000th TracPhone system for the mini-VSAT Broadband network.

•	Introduced an enhanced VoIP service for mini-VSAT Broadband customers.

•	Introduced a new low-profile TracVision A9 product for SUVs, charter buses and emergency vehicles to receive satellite TV programming from DIRECTV® and DISH Network®.

•	We offered a new Ebola safety video free to mariners to highlight the dangers of Ebola and its impact on ships and seafarers.

•	We tripled our mini-VSAT Broadband network capacity in South America.

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details

KVH Industries will host a conference call today at 4:30 p.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

Provided in this release is non-GAAP financial information, including non-GAAP net income, non-GAAP diluted EPS, and adjusted EBITDA, as a supplement to the condensed financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. KVH believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting, and analyzing future periods. KVH believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics used in making operating decisions and because its investors and analysts use them to help assess the health of its business.

Some limitations of non-GAAP net income, non-GAAP diluted EPS, and adjusted EBITDA include the following:

•	Non-GAAP Adjusted EBITDA represents net income (loss) before interest income, interest expense, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, and adjustments resulting from the application of purchase accounting in connection with acquisitions.

•	Non-GAAP net income (loss) and diluted EPS excludes acquisition-related expenses, adjustments resulting from the application of purchase accounting in connection with acquisitions, adjustments related to stock-based compensation and intangible amortization, all net of tax, and also excludes any discrete tax items.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, investors should consider these non-GAAP financial measures together with other financial performance measures, including net income, diluted net income (loss) per share, and KVH’s other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air, and is a leading news, music, entertainment, and training content provider to many industries including maritime, retail, and leisure. KVH Industries is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. KVH is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL. The company’s global presence includes offices in Belgium, Brazil, Cyprus, Denmark, Hong Kong, Japan, the Netherlands, Norway, Singapore, and the United Kingdom.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, competitive positioning, profitability, and product orders. The actual results could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and high fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V-IP series products and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series, including with respect to new pricing models; recent increases in airtime termination rates and lower unit sales in our mobile business; increased price and service competition in the mobile communications market; potential reduced sales to companies in or dependent upon the oil industry as a result of declining oil prices; exposure for potential intellectual property infringement; continued substantial fluctuations in military sales, including to foreign customers; unanticipated expenses associated with the launch of the IP-MobileCast service; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; potential litigation expenses; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in KVH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014. Copies are available through its Investor Relations department and website, http://investors.kvh.com. KVH does not assume any obligation to update its forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, IP-MobileCast, Videotel, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, Crewtoo, Muzo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Sale:
Product	$25,276	$18,862	$81,143	$90,295
Service	25,158	20,086	91,448	71,993

Net Sales	50,434	38,948	172,591	162,288

Costs and expenses:
Costs of product sales	14,664	11,519	48,843	51,518
Costs of service sales	13,203	12,039	50,301	45,058
Research and development	3,269	3,453	14,101	12,987
Sales, marketing and support	9,724	7,964	32,976	28,792
General and administrative	7,148	4,680	24,448	17,764

Total costs and expenses	48,008	39,655	170,669	156,119

Income (loss) from operations	2,426	(707)	1,922	6,169
Interest income	157	85	738	657
Interest expense	426	187	1,296	637
Other income, net	31	204	(39)	494

Income (loss) before income tax expense (benefit)	2,188	(605)	1,325	6,683
Income tax expense (benefit)	1,230	(240)	1,284	2,150

Net income (loss)	$958	$(365)	$41	$4,533

Net income (loss) per common share:
Basic	$0.06	$(0.02)	$0.00	$0.30

Diluted	$0.06	$(0.02)	$0.00	$0.30

Weighted average number of common shares outstanding:
Basic	15,480	15,245	15,420	15,144

Diluted	15,639	15,245	15,605	15,341

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Cash, cash equivalents and marketable securities	$49,802	$55,744
Accounts receivable, net	39,936	27,549
Inventories	17,424	18,255
Other current assets	2,953	3,784
Deferred income taxes	2,772	3,060

Total current assets	112,887	108,392

Property and equipment, net	41,696	37,142
Goodwill	40,454	18,281
Intangible assets, net	33,641	14,987
Other non-current assets	7,159	5,047

Total assets	$235,837	$183,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$33,708	$23,329
Deferred revenue	7,791	4,858
Current portion of long-term debt	6,188	1,272

Total current liabilities	47,687	29,459

Other long-term liabilities	1,459	204
Non-current deferred tax liability	5,464	625
Long-term debt, excluding current portion	64,687	37,094
Stockholders’ equity	116,540	116,467

Total liabilities and stockholders’ equity	$235,837	$183,849

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP

ADJUSTED NET INCOME (LOSS)

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss) - GAAP	$958	$(365)	$41	$4,533
Transaction costs related to business acquisition (a)	—	—	1,228	876
Income tax benefit from transaction costs related to business acquisition	—	—	(33)	(152)
Discrete tax expense (benefit), net (b)	855	(4)	878	(4)
Acquisition-related revenue adjustments, net of tax	183	66	602	86
Acquisition-related compensation	406	—	406	—
Stock-based compensation expense, net of tax	657	739	2,496	2,674
Amortization of intangibles	1,418	431	3,859	1,179

Net income - Non-GAAP	$4,477	$867	$9,477	$9,192

Net income per common share - Non-GAAP:
Basic and diluted	$0.29	$0.06	$0.62	$0.61

Note - The impact of the change in the deferred income tax asset valuation allowance on the number of diluted shares outstanding did not alter the diluted net income per common share result presented for both periods. As a result, the inconsequential impact to the diluted share number has not been included.

(a)	For the three months and year ended December 31, 2014, represents the transaction costs related to the acquisition of Super Dragon Limited and Videotel Marine Asia Limited, which closed on July 2, 2014. For the three months and year ended December 31, 2013, represents the transaction costs related to the acquisition of Headland Media Limited in May 2013.
(b)	Represents a change in the valuation allowance on a state research and development tax credit, an adjustment to the provision as a result of the filing of 2013 tax return, and uncertain tax position adjustments.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP

EBITDA AND NON-GAAP ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP Net income (loss)	$958	$(365)	$41	$4,533
Income tax expense (benefit)	1,230	(240)	1,284	2,150
Interest expense (income), net	269	102	558	(20)
Depreciation and amortization (a)	3,313	1,693	9,987	5,994

Non-GAAP EBITDA	5,770	1,190	11,870	12,657
Stock-based compensation expense	996	1,120	3,782	4,051
Transaction costs related to business acquisition	—	—	1,228	876
Acquisition related compensation	406	—	406	—
Acquisition-related revenue adjustments	277	99	912	130

Non-GAAP Adjusted EBITDA	$7,449	$2,409	$18,198	$17,714

(a)	Reflects amortization of intangible assets resulting from the acquisition.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP EPS GUIDANCE

(unaudited)

	First Quarter	Full Year
	Fiscal 2015 (Projected)	Fiscal 2015 (Projected)
Net income per common share	$(0.10) - $(0.06)	$0.30 - $0.40
Estimated amortization (a)	$0.09	$0.36
Estimated Stock-based compensation expense, net of tax	$0.04	$0.15

Non-GAAP adjusted net income per common share	$0.03 - $0.07	$0.81 - $0.91

(a)	Reflects amortization of intangible assets resulting from acquisitions.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA GUIDANCE

(unaudited)

	First Quarter	Full Year
	Fiscal 2015 (Projected)	Fiscal 2015 (Projected)
GAAP Net Income	$(1.6) - $(0.9)	$4.6 - $6.2
Estimated Income tax expense	$(0.4) - $(0.2)	$2.6 - $3.5
Estimated Interest expense (income), net	$0.2	$1.0
Estimated Depreciation and amortization (a)	$3.3	$13.2
Estimated Stock-based compensation expense	$1.0	$3.6

Non-GAAP Adjusted EBITDA	$2.5 - $3.4	$25.0 - $27.5

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

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